Exhibit 99.1

Headline: AMC Entertainment Holdings, Inc.  Accelerates Customer Experience Strategic Initiatives
Subhead: Board of Directors Increases 2014 Capital Expenditures

LEAWOOD, Kan.— (BUSINESS WIRE) — Due to continuing improvement in operating results at theatres where AMC Entertainment Holdings, Inc. (“AMC” or “the Company”)  has deployed strategic initiatives, the Company’s Board of Directors announced today it is increasing calendar year 2014 authorized capital expenditures by approximately $39 million to accelerate the rollout of its on-going customer experience initiatives. The additional capital will support AMC’s strategic focus on more guest comfort and convenience, enhanced food and beverage, and premium sight and sound.

“Our comfort and convenience strategic action front, best illustrated by our recliner reseats, continues to significantly outperform the industry, even in a cyclical year,” said Gerry Lopez, AMC president and chief executive officer. “Our Board and our team are hitting the accelerator on what our guests have told us works. These innovations are increasing the productivity of existing assets, improving revenue per customer visit and driving shareholder value.”

The approximately $39 million represents a nearly 20 percent increase from the estimated $200 million in planned net cash outlays in 2014. Actual total capital spending for 2014 will be approximately $265-$285 million, before expected landlord contributions of $35-$55 million.

The additional 2014 capital investment will primarily support the acceleration of recliner re-seat initiatives, additional MacGuffins bars and IMAX screens in AMC theatres.  As of June 30, 2014, AMC had recliner re-seats in 44 locations with 505 screens, 74 MacGuffins and 148 IMAX screens, which makes AMC North America’s leading and largest IMAX distributor.

In December of 2013, AMC announced a $600 million, five-year recliner re-seat investment. During the second quarter of 2014, admissions revenues per screen increased by 33 percent and Adjusted EBITDA more than doubled at AMC’s 44 recliner re-seat locations.

The Company does not expect the capital spending acceleration to impact its anticipated 2014 Adjusted EBITDA or its quarterly dividend, but does expect the theatres benefiting from the accelerated investment to be better positioned to capitalize on the anticipated improvements in the 2015 film line up. For more information, please review the Company’s 8-K filing.

About AMC Entertainment Holdings, Inc.

AMC (NYSE:AMC) is the guest experience leader with 342 locations and 4,968 screens located primarily in the United States. AMC has propelled innovation in the theatrical exhibition industry and continues today by delivering more comfort and convenience, enhanced food & beverage, greater engagement and loyalty, premium sight & sound, and targeted programming. AMC operates the most productive theatres in the country’s top markets, including No. 1 market share in the top three markets (NY, LA, Chicago). www.amctheatres.com

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “estimate,” “project,” “intend,” “expect,” “should,” “believe,” “continue,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, decreased supply, quality and performance of, and delays in our access to, motion pictures; risks relating to our significant indebtedness; our ability to utilize net operating loss carry forwards to reduce future tax liability; increased competition in the geographic areas in which we operate and from alternative film delivery methods and other forms of entertainment; the impact of shorter theatrical exclusive release windows; the impact of governmental regulation, including anti-trust review of our acquisition opportunities; and unexpected delays and costs related to, and customer acceptance of, our strategic initiatives.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. For a detailed discussion of these risks and uncertainties, see the section entitled “Risk Factors” in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 4, 2014, and our other public filings. The Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances, except as required by applicable law.

Contacts

AMC Entertainment Holdings, Inc.

Investor Relations:

Dan Foley, 866-248-3872

InvestorRelations@amctheatres.com

or

Media:

Jessica Liddell, 203-682-8200

Jessica.Liddell@icrinc.com